UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VIST Financial Corp.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-2354007
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

1240 Broadcasting Road Wyomissing, Pennsylvania	19610
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☒

Securities Act registration statement file number to which this form relates:

Not Applicable

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Common Stock, $5.00 Par Value Per Share

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

On September 19, 2001, the Board of Directors of VIST Financial Corp. (formerly known as Leesport Financial Corp. and First Leesport Bancorp, Inc.) (the “Company”) declared a dividend distribution of one right (a “Right”) for each outstanding share of the Company’s common stock, par value $5.00 per share (the “Common Stock”), to shareholders of record at the close of business on October 10, 2001.  The Board of Directors amended the terms and conditions of the Rights as of March 3, 2008 and December 17, 2008.  Each Right entitles the registered holder to purchase from the Company one share of Common Stock, at a purchase price of $70.00, subject to adjustment.  The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement, dated as of March 3, 2008, as amended December 17, 2008 (collectively, the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, as Rights Agent.

Initially, the Rights will be evidenced by Common Stock certificates representing shares then outstanding, and no separate rights certificates will be distributed.  The Rights will separate from the Common Stock and be distributed (the “Distribution Date”) upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired 15% or more of the outstanding shares of Common Stock or voting securities representing 15% or more of the total voting power of the Company; (ii) 10 business days (or such later date as the Board of Directors deems appropriate) following the commencement of a tender offer or exchange offer that would result in a person or group acquiring 15% or more of such outstanding shares of Common Stock or total voting power; or (iii) 10 business days following the determination by the Board of Directors that, with respect to any person who, alone or together with his affiliates or associates, has acquired 4.9% or more of such outstanding shares of Common Stock or total voting power of the Company, such beneficial ownership by such person is intended in the view of the Board of Directors to cause the Company to take actions to provide short-term financial gain to such person under circumstances not in the best long-term interests of the Company and its other shareholders (any such person referred to as an “Adverse Person”).

On December 17, 2008, the Board of Directors and the Rights Agent amended the provisions of the Rights Agreement to provide that both the terms “Acquiring Person” and “Adverse Person” shall not include the United States Department of the Treasury (the “Investor”) and be inapplicable to a certain Letter Agreement, dated December 19, 2008, between the Company and the Investor and a warrant (the “Warrant”) to purchase 364,078 shares of Common Stock issued to the Investor and the consummation of the transactions contemplated thereby, including the exercise of the Warrant by the Investor in accordance with its terms.

Until the Distribution Date, the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, and the surrender for transfer of any certificate for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.  The Rights are not exercisable until the Distribution Date and will expire at the close of business on September 19, 2011, unless earlier redeemed as described below.

After the Rights become exercisable, upon the occurrence of certain events specified in the Rights Agreement, including the acquisition of the Company in a merger transaction or a sale of 50% or more of the Company’s assets or earning power, each holder of a Right will thereafter have the right to receive upon exercise of the Right, Common Stock (or common stock of the acquiring company depending on the type of transaction) having a market value equal to twice the exercise price of the Right.  If the Rights become exercisable, all Rights beneficially owned by an Acquiring Person or an Adverse Person will be null and void.  Rights are not exercisable under any circumstances until such time as the Rights are no longer redeemable as described below.

For example, at an exercise price of $70 per Right, each Right not owned by an Acquiring Person or an Adverse Person following an acquisition of the Company in a merger transaction in which the Company is the legally surviving entity would entitle its holder to purchase $140 worth of Common Stock (based on the lowest closing price over the prior twelve months) for $70.  Assuming that the lowest closing price of the Common Stock during the prior twelve months was $17.50, the holder of each valid Right would be entitled to purchase eight shares of Common Stock for $70.

At any time until ten business days following the Stock Acquisition Date, the Company may, by action of a majority of the Board of Directors, redeem the Rights at a price of $.001 per Right.  At any time prior to the date the Rights would otherwise become nonredeemable, a majority of the Board of Directors may extend the period for redemption.  Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.  The Board of Directors may not redeem the Rights following a determination that any person is an Adverse Person.

Until exercised, a Right will not entitle the holder to any voting or dividend rights.  While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above, or are exchanged as provided in the preceding paragraph.

Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person or an affiliate or associate of any such person), or to shorten or lengthen any time period under the Rights Agreement; however, no amendment to adjust the time period governing redemption can be made at such time as the Rights are not redeemable.

Copies of the Amended and Restated Rights Agreement, as of March 3, 2008, have been filed with the Securities and Exchange Commission as Exhibits 4.1 to the Company’s Form 8-K filed on March 7, 2008.  A copy of the Amendment to Amended and Restated Rights Agreement, as of December 17, 2008, has been filed with the Securities and Exchange Commission as Exhibit 4.3 to the Company’s Form 8-K filed on December 23, 2008.  Copies of the Rights Agreement are available free of charge from the Rights Agent.  This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement included as Exhibits 4.1 and 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

3.1	Amended and Restated Articles of Incorporation of VIST Financial Corp. (Incorporated by reference to Exhibit 3.1 of VIST Financial Corp.’s Current Report on Form 8-K, filed on March 7, 2008).

3.2

Articles of Amendment to Articles of Incorporation of VIST Financial Corp., effective as of December 17, 2008 (Incorporated by reference to Exhibit 3.1 of VIST Financial Corp.’s Current Report on Form 8-K, filed on December 23, 2008).

3.3

Statement with Respect to Shares for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of VIST Financial Corp. (Incorporated by reference to Exhibit 3.2 of VIST Financial Corp.’s Current Report on Form 8-K, filed on December 23, 2008).

3.4	Amended and Restated Bylaws of VIST Financial Corp. (Incorporated by reference to Exhibit 3.1 of VIST Financial Corp.’s Current Report Form 8-K, filed on June 23, 2008).

4.1

Amended and Restated Rights Agreement, dated as of March 3, 2008, between VIST Financial Corp. and American Stock Transfer & Trust Company, as the Rights Agent, together with the following exhibits thereto: Exhibit A — Form of Rights Certificate; Exhibit B — Summary of Rights to Purchase Common Stock (Incorporated by reference to Exhibit 4.1 of VIST Financial Corp.’s Current Report on Form 8-K filed March 7, 2008).

4.2

Amendment to Amended and Restated Rights Agreement, dated as of December 17, 2008, between VIST Financial Corp. and American Stock Transfer & Trust Company, as the Rights Agent, together with Exhibit B thereto (Incorporated by reference to Exhibit 4.3 of VIST Financial Corp.’s Current Report on Form 8-K, filed on December 23, 2008).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VIST FINANCIAL CORP.
(Registrant)

Date: December 23, 2008	By	/s/ Edward C. Barrett
Edward C. Barrett Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of VIST Financial Corp. (Incorporated by reference to Exhibit 3.1 of VIST Financial Corp.’s Current Report on Form 8-K, filed on March 7, 2008).

3.2

Articles of Amendment to Articles of Incorporation of VIST Financial Corp., effective as of December 17, 2008 (Incorporated by reference to Exhibit 3.1 of VIST Financial Corp.’s Current Report on Form 8-K, filed on December 23, 2008).

3.3

Statement with Respect to Shares for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of VIST Financial Corp. (Incorporated by reference to Exhibit 3.2 of VIST Financial Corp.’s Current Report on Form 8-K, filed on December 23, 2008).

3.4	Amended and Restated Bylaws of VIST Financial Corp. (Incorporated by reference to Exhibit 3.1 of VIST Financial Corp.’s Current Report Form 8-K, filed on June 23, 2008).

4.1

Amended and Restated Rights Agreement, dated as of March 3, 2008, between VIST Financial Corp. and American Stock Transfer & Trust Company, as the Rights Agent, together with the following exhibits thereto: Exhibit A — Form of Rights Certificate; Exhibit B — Summary of Rights to Purchase Common Stock (Incorporated by reference to Exhibit 4.1 of VIST Financial Corp.’s Current Report on Form 8-K filed March 7, 2008).

4.2

Amendment to Amended and Restated Rights Agreement, dated as of December 17, 2008, between VIST Financial Corp. and American Stock Transfer & Trust Company, as the Rights Agent, together with Exhibit B thereto (Incorporated by reference to Exhibit 4.3 of VIST Financial Corp.’s Current Report on Form 8-K, filed on December 23, 2008).